Exhibit 99.1

     Valeta A. Gregg, Ph.D., J.D. Joins BioTime, Inc. Board Of Directors

    BERKELEY, Calif., Nov. 2 /PRNewswire-FirstCall/ -- BioTime, Inc.
(Amex: BTX) announced today that Valeta A. Gregg, Ph.D., J.D., has been elected to BioTime's Board of Directors. Dr. Gregg currently serves as Vice President & Assistant General Counsel, Patents, for Regeneron Pharmaceuticals, Inc. and will be replacing Jeffrey B. Nickel, Ph.D. on BioTime's Board.
Dr. Nickel stepped down in order to focus on his new duties as BioTime's Vice President of Business Development and Marketing.
    "Dr. Gregg's strong background as a top patent attorney in the biotechnology and pharmaceutical industries brings additional expertise to our Board of Directors," said Judith Segall, Vice President of Operations and member of the Office of the President at BioTime. "While at Fish & Richardson, P.C. in the mid-1990s, Valeta Gregg provided counsel to the Company and was instrumental in the early development of BioTime's patent portfolio. Her wealth of knowledge in patent law and contributions to the Board will be valuable as BioTime develops and commercializes new products."
    Since 2002, Dr. Gregg has been employed at Regeneron Pharmaceuticals, a Tarrytown, New York based company engaged in the development of pharmaceutical products for the treatment of a number of serious medical conditions, including cancer, diseases of the eye, rheumatoid arthritis and other inflammatory conditions, allergies, asthma, and obesity. In her capacity at Regeneron Pharmaceuticals, Dr. Gregg is responsible for company-wide patent-related activities. Prior to joining Regeneron Pharmaceuticals, Dr. Gregg was Senior Patent Attorney for Novo Nordisk of North America.
    Dr. Gregg received her J.D. from the University of Colorado School of Law
(1992). She completed her Ph.D. in Biochemistry at the University of Alberta, Edmonton Alberta Canada (1982) and was a Post-Doctorial Fellow at Columbia University (1983-1986). She conducted her undergraduate and graduate studies in Human Nutrition at the University of California at Davis (M.S. 1977; B.S.,
1975).

    About BioTime, Inc.
    BioTime, headquartered in Berkeley, California develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product Hextend(R) is manufactured and distributed in the U.S. and Canada by Hospira, Inc. under an exclusive licensing agreement. Information about BioTime can be found on the web at www.biotimeinc.com.

    Forward Looking Statements
    The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain additional FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies; and the price of and demand for BioTime products. Other risk factors are discussed in BioTime's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

SOURCE  BioTime, Inc.
    -0-                             11/02/2004
    /CONTACT: Judith Segall, Vice President of Operations, The Office of the President of BioTime, Inc., +1-510-845-9535; or Lasse Glassen,
Investor/Analyst Information of Financial Relations Board, +1-310-854-8313, lglassen@financialrelationsboard.com, for BioTime, Inc./
    /Web site:  http://www.biotimeinc.com /
    (BTX)

CO:  BioTime, Inc.
ST:  California
IN:  MTC HEA BIO
SU:  PER